EXHIBIT 99.3

Director Resignation Letter

August 9th, 2017

Board of Directors

Indoor Harvest Corp.

5300 East Freeway, Suite A

Houston, Texas 77020

Via: Email delivery

Dear Board of Directors:

I was glad to provide guidance and assist the executive team in growing Indoor Harvest over the last year plus. Growing and building this company was a very rewarding experience for me at every step we took and I am glad to see Indoor Harvest moving on to the next level. The past Board and the Executive Team have both done fantastic work and I am proud of my past role here.

Due to the continued evolution of Indoor Harvest and recent agreement with Alamo CBD my role at the company has come to an end. Moving forward the company needs additional expertise and commitment of time, which should be provided by new Directors.

Therefore, please find this letter as my official notice of resignation from the position of the Director at Indoor Harvest. With that I do cede my position on the Board of Directors to Annette Knebel.

My resignation was not the result of any disagreement with an any of the other Directors nor the executive team on any matter relating to the Company’s operations, policies or practices.

I wish Indoor Harvest and the new Board of Directors success and please count on my continued support if such need arises.

With warmest regards,

________________________________________

Pawel Hardej – Director of Indoor Harvest

10003 Lake Ridge Dr.

Austin, TX 78733

(773)682-4343

pawelhardej@gmail.com